Exhibit 5

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 082961-0108

December 8, 2020

Hennessy Advisors, Inc. 7250 Redwood Boulevard, Suite 200 Novato, California 94945

Ladies and Gentlemen:

We have acted as counsel for Hennessy Advisors, Inc., a California corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,470,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), which may be issued pursuant to the Hennessy Advisors, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

As counsel to the Company, we have examined (i) the Registration Statement, (ii) the Plan and related documents, (iii) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Plan and the issuance of Common Stock pursuant thereto, (iv) the Company’s Amended and Restated Articles of Incorporation and Fifth Amended and Restated Bylaws, each as amended to date, and (v) such other corporate proceedings, documents, and records as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement, and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the Common Stock, if and when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the State of California and the federal laws of the United States. Our opinion expressed herein is made as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

December 8, 2020

We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP